NEWS RELEASE

CONTACT:        D. A. WILSON
                CALIBER SYSTEM, INC.
                (330) 665-8808                          FOR IMMEDIATE RELEASE


CALIBER SYSTEM ANNOUNCES SECOND QUARTER RESULTS

        AKRON, OHIO, JULY 1, 1996 -- Caliber System, Inc. (NYSE: CBB) reported revenue today of $615.9 million for the second quarter ended June 15, 1996 (Note 1), an 11.8% increase over second quarter 1995 revenue of $550.8 million. Income from continuing operations for the second quarter of 1996 amounted to $0.2 million or $0.01 per share compared to $22.4 million, or $0.57 per share in 1995.

        For the 24 weeks constituting the company's first half, revenue was $1,198.0 million, an increase of 9.5% from $1,094.2 million for the first half of 1995. Income from continuing operations for the 1996 first half was $9.8 million, or $0.25 per share, compared to $43.9 million, or $1.11 per share, for the first half of 1995.

        "The second quarter results were adversely affected by increased operating losses at Viking Freight, the company's emerging superregional carrier, and lower than expected growth at RPS, Caliber's small package carrier," said Daniel J. Sullivan, Chairman of the Board, President and CEO. "Given the company's first half operating results and expectations for the rest of the year, earnings from continuing operations for 1996 will be significantly below those of 1995."

        Revenue at Viking for the second quarter of 1996 was up 17.8% over the second quarter of 1995. Viking's operating loss for the quarter was $31.2 million as compared to an operating loss of $5.5 million in the same quarter last year. Viking's loss for the first half of 1996 amounted to $43.1 million versus $10.3 million in the first half of 1995. The greater second quarter loss is due to aggressive discounting within the industry, a significant increase in expenses related to operating inefficiencies associated with volume growth, and the consolidation of the company's regional carriers. Fuel prices were also up substantially during the quarter. The company announced in late 1995, the integration of its four regional carriers into the "new" Viking. The merging of facilities, equipment and operating systems is expected to be completed during 1996.

        "Marketplace acceptance of the "new" Viking has resulted in rapid revenue growth. Unfortunately, we have not been able to keep pace with the demand, resulting in increased operating costs. The higher volume has caused additional expenses for training of new hires, purchased transportation, equipment rentals, overtime and lower productivity. When the consolidation is completed later this year, we expect to achieve operating efficiencies which will lead to significant cost reductions," commented Sullivan.

        Viking's 1996 operating expenses include substantial nonrecurring consolidation costs from the integration of multiple information systems, re-identification of equipment, merging of adminsitrative operating systems and the closing of three regional corporate headquarters.


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        "Although we are extremely disappointed with the quarter's results at
Viking, we continue to be optimistic about the "new" Viking strategy, as are our customers," said Sullivan. "We are convinced that the consolidation is consistent with our vision for the future and we will continue to put in place the resources and systems to meet customer expectations. The initiatives currently under way are structured to streamline operations, improve productivity and reduce costs. While tactical plans for managing the rapid growth and associated expenses are being implemented, it is expected that operating losses as Viking will significantly exceed the company's earlier estimate for 1996."

        Revenues at RPS increased 3.7% in the second quarter. However, continuing economic pressure in the retail segment and an aggressive pricing environment have resulted in lower than expected operating profits at RPS. Operating income amounted to $24.5 million in the second quarter compared to $33.8 million in the second quarter of 1995. As a result, RPS will not realize targeted goals for double digit growth in revenue or improved year-over-year operating income during 1996. RPS reached its goal of opening 32 new terminals by the end of June, allowing it to effectively serve 100% of the U.S. population.

        Second quarter revenues for Roberts Express, the company's carrier, were up 9.2% over the second quarter last year. Roberts continues to maintain excellent margins with second quarter operating income up 22% from 1995 levels. Caliber Logistics continues to demonstrate strong revenue improvement and is expected to meet profit objectives for 1996.

        "We are strategically focusing our efforts at Caliber and selectively investing in market segments that offer the greatest growth potential, consistent with our vision for the future but at the expense of short term profits. We are currently seeking to reduce all operating costs while enhancing service for our customers. During 1996, we have made major strides towards meeting our long term strategic objectives and are committed in our efforts to grow our business and deliver value to our customers and shareholders," said Sullivan.
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     Unaudited revenue and earnings for the second quarter of 1996 and first half 1996, with comparable figures for 1995, are as follows:


                                                         Twelve Weeks Ended
                                                          (Second Quarter)
                                                   ------------------------------
                                                   June 15, 1996    June 17, 1995
                                                   -------------    -------------
                                             (dollars in thousands, except per share data)
Revenue                                            $   615,901      $   550,779
                                                   ===========      ===========
Operating Income                                   $     1,414      $    31,739
Other (Expense) Income, Net                             (1,370)           2,449
                                                   -----------      -----------
Income from Continuing
  Operations Before Income Taxes                            44           34,188
Provision (Benefit) for Income Taxes                      (176)          11,831
                                                   -----------      -----------
Income from Continuing Operations                          220           22,357
Loss from Discontinued Operations                           --          (24,359)
                                                   -----------      -----------
Net Income (Loss)                                  $       220      $    (2,002)
                                                   ===========      ===========
Earnings (Loss) Per Share:
  Continuing Operations                            $       .01      $      0.57
  Discontinued Operations                                   --            (0.62)
                                                   -----------      -----------
  Net Income (Loss)                                $       .01      $     (0.05)
                                                   ===========      ===========
Average Shares Outstanding                              39,525           39,467



                                                       Twenty-Four Weeks Ended
                                                            (First Half)
                                                   ------------------------------
                                                   June 15, 1996    June 17, 1995
                                                   -------------    -------------
                                             (dollars in thousands, except per share data)
Revenue                                            $ 1,197,975      $ 1,094,248
                                                   ===========      ===========
Operating Income                                   $    19,595      $    65,211
Other (Expense) Income, Net                             (2,602)           4,158
                                                   -----------      -----------
Income from Continuing
  Operations Before Income Taxes                        16,993           69,369
Provision for Income Taxes                               7,152           25,482
                                                   -----------      -----------
Income from Continuing Operations                        9,841           43,887
Loss from Discontinued Operations                           --          (40,058)
                                                   -----------      -----------
Net Income                                         $     9,841      $     3,849
                                                   ===========      ===========
Earnings (Loss) Per Share:
  Continuing Operations                            $       .25      $      1.11
  Discontinued Operations                                   --            (1.01)
                                                   -----------      -----------
  Net Income                                       $       .25      $      0.10
                                                   ===========      ===========
Average Shares Outstanding                              39,515           39,451


     Note 1: The Company operates on a 13 four-week period calendar with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

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        Caliber System, Inc. is a leading, value added provider of transportation, logistics and related information services. Its operating units include RPS, a business-to-business small package carrier; Viking Freight, a superregional freight carrier; Caliber Logistics, a supplier of contract logistics services; Roberts Express, a critical-shipment carrier; and Caliber Technology, a provider of computer-based solutions for customers.